Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Vice President, Finance & Treasurer

Cbeyond, Inc.

678-370-2887

kurt.abkemeier@cbeyond.net

CBEYOND APPOINTS LARRY D. THOMPSON TO BOARD OF DIRECTORS

ATLANTA (February 19, 2010) — Cbeyond, Inc. (NASDAQ: CBEY), a leading provider of voice, data and mobile business applications to 48,000 small businesses across the country, today announced the appointment of Larry D. Thompson to its Board of Directors.

Thompson currently serves as Senior Vice President of Government Affairs, General Counsel and Secretary for PepsiCo. (NASDAQ: PEP). PepsiCo ranks among the world’s largest convenient food and beverage companies with revenue of approximately $43 billion. In his current role, Thompson is responsible for PepsiCo’s worldwide legal function, as well as its government affairs organization and the company’s charitable foundation. Prior to joining PepsiCo in 2004, Thompson served as a Senior Fellow with The Brookings Institution. His government career also includes serving in the United States Department of Justice and leading the National Security Coordination Council. In 2002, President George W. Bush named Thompson to head the Corporate Fraud Task Force. Thompson also led the Justice Department’s Enron investigation. He holds a bachelor’s degree from Culver-Stockton College, a master’s degree from Michigan State University and a law degree from the University of Michigan.

“Larry Thompson has been an innovative and distinguished leader in business, government and the law, and we are pleased to have him join Cbeyond’s Board of Directors,” said Jim Geiger, chief executive officer of Cbeyond. “His wealth of knowledge and diverse business experience will be immensely beneficial to an already well-rounded board. As we look ahead to Cbeyond’s coming years, Larry will be instrumental in helping us achieve continued growth and success.”

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading provider of IT and communications services to more than 48,000 small businesses throughout the United States. Recently named as the sixth fastest growing technology company by Forbes magazine, and added to Standard & Poor’s Small Cap S&P 600 Index, Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry(R), broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond delivers these services over a 100 percent private all IP network. For more information on Cbeyond, visit http://www.cbeyond.net/.

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